Exhibit 5.1

APPLEBY

CGL Logistics Holdings Limited
華洋物流控股有限公司
P. O. Box 31119
Grand Pavilion, Hibiscus Way
802 West Bay Road
Grand Cayman, KY1 1205
Cayman Islands

Attention The Board of Directors

Email ccheng@applebyglobal.com

Direct Dial +852 2905 5719

Tel +852 2523 8123
Fax +852 2524 5548

Appleby Ref 454517.0001

4 September 2026

Suites 3504B-06
35/F, Two Taikoo Place
979 King's Road
Quarry Bay
Hong Kong

Tel +852 2523 8123

applebyglobal.com

Dear Sirs

CGL Logistics Holdings Limited 華洋物流控股有限公司 (Company)

INTRODUCTION

We act as Cayman Islands legal adviser to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with Company's filing of a registration statement on Form F-1, including all amendments or supplements thereto (the **Registration Statement**, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the **Commission**) relating to the initial public offering of up to 6,250,000 shares (the **Firm Shares**) of a par value of US$0.0001 each of the Company (the **Shares**) and up to 937,500 Shares to the underwriters pursuant to an option to purchase up to 15% of the total number of the Firm Shares to cover over-allotments, if any (the **Over-allotment Shares**, and together with the Firm Shares, collectively, the **Offer Shares**).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1 (**Documents**). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (**Assumptions**), which we have not verified, and subject to the reservations set out in Schedule 3 (**Reservations**).

OPINIONS

1. **Incorporation and Status**: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2. **Authorised Share Capital**: Base solely on our review of the Constitutional Documents and the Certificate of Incumbency, as of 31 March 2026, the authorised share capital of the Company is US$30,300.00 divided into 303,000,000 shares of a nominal or par value of US$0.0001 each.

3. **Issue of Offer Shares:** With respect to each issue of Offer Shares when:

3.1 the board of directors of the Company (**Board**) has taken all necessary corporate action to approve the issue of Offer Shares thereof, the terms of the offering thereof and related matters;

3.2 the issue of such Offer Shares has been recorded in the Company's register of members (shareholders); and

3.3 the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board and any relevant prospectus supplement have

been satisfied and the subscription price of such Offer Shares specified therein (being not less than the par value of the Offer Shares) has been fully paid, the Offer Shares will be duly authorised, validly issued, fully paid and non-assessable.

4. **Disclosure in offering documents:** The statements under the heading "Material Tax Considerations" in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects. The statements under the heading "Material Tax Considerations — Cayman Islands Tax Considerations" in the Registration Statement constitute our opinion.

5. **Withholding Taxes**: The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the issuance and transfer of the Offer Shares.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "LEGAL MATTERS" and "MATERIAL TAX CONSIDERATIONS" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Appleby

Schedule 1

Documents Examined

1. A scanned copy of the certificate of incorporation of the Company dated 3 March 2022 (**Certificate of Incorporation**).

2. Scanned copies of the amended and restated memorandum of association and articles of association of the Company adopted on 26 April 2022 and effective on 26 April 2022 (the **Constitutional Documents**).

3. A scanned copy of the certificate of good standing dated 31 March 2026 issued by the Registrar of Companies in respect of the Company (**Certificate of Good Standing**).

4. A scanned copy of the certificate of incumbency dated 31 March 2026 issued by the Company's registered office provider in respect of the Company (**Certificate of Incumbency**).

5. A scanned copy of the written resolutions of all the directors of the Company passed on 4 September 2026 (**Resolutions**).

6. A scanned copy of the register of directors and officers of the Company provided to us on 24 March 2026 (**Register of Directors and Officers**).

7. A copy of the latest draft Registration Statement.

8. A scanned copy of a director's certificate dated 21 August 2026 (**Director's Certificate**) and signed by Lee Fook Chuen Byron, being one of the directors of the Company.

Schedule 2

Assumptions

We have assumed:

1. (i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2. that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

3. that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

4. that the Registration Statement does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

5. that no monies paid to or for the account of the Company in respect of the Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act and the Terrorism Act, respectively);

6. that the Certificate of Incumbency and the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

7. that upon issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

8. that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares;

9. that the contents of the Director's Certificate are true and accurate, as at the date of the Resolutions were passed or adopted and as at the date of this opinion; and

10. that the Registration Statement has been, or will be, declared effective by the Commission prior to the issuance of the Shares.

Schedule 3

Reservations

Our opinion is subject to the following:

1. **Non-Assessable**: In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a member (shareholder) shall not, solely by virtue of its status as a member (shareholder) and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2. **Currency of Court Judgments**: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

3. **Conversion of Debts**: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

4. **Summary Court Register**: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

5. **Preferences**: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as revised) of the Cayman Islands (**Companies Act**) , and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with

a view to giving such creditor a preference if it is a "related party" of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

6. **Undervalues**: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company's official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

7. **Defrauding Creditors**: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company's assets as the court thinks proper.

8. **Good Standing**: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

9. **Corporate Documents**: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

We have relied upon statements and representations made to us in the Director's Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director's Certificate, and we qualify such opinions to the extent that the statements or representations made in the Director's Certificate are not accurate in any respect.

10. **Statements made in Documents**: Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

11. **Issue of shares:** The English case of *Houldsworth v City of Glasgow Bank* (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (**The Rule of Houldsworth**). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.